EXHIBIT 14
                      Consent of PricewaterhouseCoopers LLP






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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Prospectus/Proxy
Statement on Form N-14 of our reports dated February 17, 2006 and December 20, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of Phoenix Nifty Fifty Fund, a series of Phoenix Investment Trust 06 and in the October 31, 2005 Annual Report to Shareholders of Phoenix Capital Growth Fund, a series of Phoenix Series Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Information Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
December 7, 2006